Exhibit 10.1

Execution Copy

FIRST AMENDMENT

OF THE

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS FIRST AMENDMENT of the EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is entered into effective as of April 17, 2017 (the “Effective Date”), by and between CPI Card Group Inc., a Delaware corporation which was formerly known as CPI Acquisition, Inc. (the “Company”) and Steve Montross, an individual (the “Employee”).

RECITALS

A.                                    The Company and Employee entered into an Employment and Non-Competition Agreement effective as of April 22, 2009 (the “Employment Agreement”); and

B.                                    The Company’s Board of Directors (the “Board”), including Employee, has engaged in a succession planning process that will facilitate the orderly transition of Employee’s duties to a successor President and Chief Executive Officer upon Employee’s retirement from the Company; and

C.                                    The Company and Employee now consider it desirable to agree to amend the Employment Agreement to provide the terms and conditions of Employee’s continued employment with the Company for the period from the Effective Date until Employee’s termination of employment from the Company by Approved Retirement;

NOW, THEREFORE, in accordance with Section 9.1 of the Employment Agreement, and in consideration of the premises and mutual agreements set forth below, Employee and the Company hereby agree to amend the Employment Agreement, effective as of April 17, 2017 (the “Effective Date”), in the following particulars:

1.                                      Term.  The Term of the Employment Agreement shall end on June 30, 2018 (the “Retirement Date”), and shall not be renewed.  Between the Effective Date and the Retirement Date, the Company shall employ Employee, and Employee shall serve the Company, on the terms and conditions set forth in the Employment Agreement, as modified by this Agreement, unless sooner terminated pursuant to the provisions of the Employment Agreement (the “Transition Period”).  Subject to the terms and conditions of this Agreement, Employee’s retirement on the Retirement Date shall be deemed an Approved Retirement for purposes of all equity awards under the CPI Card Group Inc. Omnibus Incentive Plan.

2.                                      Title and Duties.  From the Effective Date through the earlier of (a) the date the Company appoints a successor President and Chief Executive Officer; or (b) December 31, 2017 (the “CEO Transition Date”), Employee will continue to be employed as the President and Chief Executive Officer of the Company, and Employee will perform the responsibilities and duties that are usual to the position of a President and Chief Executive Officer, unless sooner terminated in accordance with this Agreement.  On the CEO Transition Date, Employee shall voluntarily resign as President and Chief Executive Officer of the Company and from all other director and officer positions with the Company and its Affiliates.  From the CEO Transition

Date through the Retirement Date, Employee shall remain an employee of the Company until the Retirement Date and shall report to the Chairman of the Board.

3.                                      Transition Duties.  During the Transition Period, Employee shall also assist the Board with a successful transition of duties.  Employee shall use his reasonable best efforts in transitioning key relationships to other employees of the Company.  In addition, Employee shall reasonably cooperate with the Board in recruiting his successor.  Employee shall work cooperatively with the Board and with members of the Company’s management to develop and implement a plan of communicating Employee’s departure from the Company that is intended to reflect positively on the Company and on Employee.  Between the CEO Transition Date and the Retirement Date, Employee shall provide transition services to the Company and to his successor, including, but will not limited to, (i) discussing business and customer issues and strategies, (ii) assisting with customer and supplier issues and/or strategies and (iii) any other services that may reasonably be requested by the Board or Employee’s successor.

4.                                      Compensation.  As compensation for the services to be rendered and the other obligations undertaken by Employee during the Transition Period, the Company shall pay Employee the following compensation:

(a)                                 Base Salary.  During the Transition Period and up through the Retirement Date, and in accordance with the Company’s policies in effect from time to time, the Company shall pay to Employee an Annual Base Salary of $560,000.00, payable on a bi-weekly basis ($21,538.46 per pay period).

(b)                                 Incentive Compensation.  Under the Company’s 2017 STIP, Employee will have the opportunity for an incentive bonus at a target of up to 100% of the Annual Base Salary per year, depending on performance metrics to be agreed upon in writing between Employee and the Board.  Employee will not be eligible for the Company’s 2018 STIP or any similar or successor plan.

(c)                                  Equity Awards.  The treatment of Employee’s outstanding equity grants would be under the terms of an Approved Retirement under the CPI Card Group Inc. Omnibus Incentive Plan and the applicable award agreements thereunder.  Employee will not be eligible for an equity grant under the CPI Card Group Inc. Omnibus Incentive Plan or any similar or successor plan.

(d)                                 Benefits and Reimbursement.  During the Transition Period, employee shall be continue to be entitled to the expense reimbursements, vacation, company car, and additional benefits provided for under Sections 6.2(d), (e), and (h) of the Employment Agreement.

5.                                      Succession Incentive.  Subject to the terms of the Employment Agreement and this Agreement, including, without limitation, Sections 6, 7, and 8 of this Agreement, following the Retirement Date, the Company will pay to Employee the sum of $560,000.00, as follows:

(a)                                 On the Retirement Date, the Company will pay to Employee a lump sum cash amount equal to $280,000; and

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(b)                                 From the Retirement Date through December 31, 2018, the Company will pay to Employee a cash amount equal to $280,000, payable on a bi-weekly basis ($21,538.46 per pay period).

6.                                      Severance Benefits.  On and after the Retirement Date, Employee shall not be entitled to Severance Benefits under Section 6.2(c) of the Employment Agreement.  In the event of Employee’s termination of employment before the Retirement Date by the Company with or without Cause, by Employee voluntarily or for Good Reason (other than due to the succession process agreed to under this Agreement), or due to death or Disability, Section 6 of the Employment Agreement shall apply; provided, however, that in the event of Employee’s termination of employment without Cause or resignation for Good Reason, in lieu of the Severance Benefits in Section 6.2(c) of the Employment Agreement, Employee shall be entitled to: (i) salary continuation payments equal to the Base Salary Employee would have been paid if his employment had continued until the Retirement Date, (ii) if not already paid to him, payment of his 2017 STIP at target as and when such amount otherwise would have been paid to him, (iii) payment of the succession incentives described in Section 5 herein as and when such amounts otherwise would have been paid to him hereunder, and (iv) the treatment of Employee’s equity grants as an Approved Retirement as described in Section 4(c) herein and in the applicable equity documents.

7.                                      Restrictive Covenants.  During the Transition Period and thereafter, Employee shall comply with the Restrictive Covenants set forth in the Employment Agreement, the restriction of any equity award or other agreement with the Company, and any other applicable restrictions.  Nothing in this Agreement or the Employment Agreement is intended or should be construed to prevent Employee from exercising his rights to file a charge with, provide accurate information to or to cooperate with or participate in an investigation or proceeding conducted by any governmental, regulatory or administrative agency or from complying with compulsory legal process or legally required disclosure obligation.

8.                                      Release.  Any and all amounts payable under this Agreement on or after the Retirement Date or the date Employee’s employment terminates, if earlier, shall only be payable if Employee delivers to the Company an original, signed release of claims of Employee occurring up to the release date, in a form substantially the same as attached hereto as Exhibit A (the “Release”).  The Company shall deliver the Release to Employee within ten (10) calendar days of the Retirement Date or the date Employee’s employment terminates, if earlier, and Employee must deliver to the Company and not revoke an executed and enforceable Release no later than sixty (60) calendar days after the earlier of the Retirement Date or the date Employee’s employment terminates (the “Release Deadline”).  Payment of the amounts described in Sections 4, 5, and 6 of this Agreement or Section 6 of the Employment Agreement that are due on or after the Retirement Date or the date Employee’s employment terminates, if earlier, shall commence no earlier than the date on which Employee delivers to the Company and does not revoke an executed and enforceable release as described herein.  Payment of any severance or benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when Employee executes the Release; provided, however, that where Employee’s termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where Employee’s termination of employment and the Release Deadline occur in two separate

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calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline.  If Employee does not deliver an original, signed release to the Company by the Release Deadline (or such longer period if required by law), the Company shall have no obligation to pay or provide to Employee any amount or benefits under this Agreement, or any other monies on account of the termination of Employee’s employment.

9.                                      Withholding.  All payments made to Executive pursuant to this Agreement and the Employment Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to Employee for purposes of amounts due under this Agreement and the Employment Agreement.

10.                               Governing Law.  This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.  The Company and Employee agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and Employee and hereby submit and consent to said jurisdiction and venue.

11.                               Name Change.  The name “CPI Card Group Inc., f/k/a CPI Acquisition, Inc.” shall be substituted for the name “CPI Acquisition, Inc.,” each place the latter name appears in the Employment Agreement.

12.                               Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company:	CPI Card Group Inc. 10026 West San Juan Way, Suite 200 Littleton, CO 80127 Fax: (303) 973-8420 Attention: Chief Human Resources Officer

With copy to:	Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601 Fax: (312) 558-5700 Attention: Andrew McDonough, Esq.

If to Employee, at the address of Employee as set forth on the signature page hereto.

13.                               Employment Agreement.  Except as expressly provided in this Agreement, all terms and conditions the Employment Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Employee has duly executed and delivered this Agreement, as of the date first written above.

COMPANY:		EMPLOYEE:
CPI CARD GROUP INC.

By:	/s/ Lisa Jacoba	/s/ Steve Montross
Name: Lisa Jacoba
Title: Chief HR Officer

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Exhibit A

GENERAL RELEASE AND WAIVER OF CLAIMS

This General Release and Waiver Agreement (“Agreement”) is entered into this          day of                          , 2018 by and between CPI Card Group Inc., a Delaware corporation (the “Company”) and Steve Montross (hereinafter “Employee”).

WHEREAS, Employee’s employment with the Company terminated effective                             , 2018 (“Termination Date”) and the Company and Employee have voluntarily agreed to the terms of this Agreement in exchange for certain payments set forth in Employee’s Employment and Non-Competition Agreement made effective as of April 22, 2009, as amended by the First Amendment thereof dated April 17, 2017 (“Amended Employment Agreement”), to which Employee otherwise would not be entitled;

WHEREAS, accordingly the Company has determined that Employee will receive the payments set forth in Sections 4 and 5 of the Amended Employment Agreement (“Transition Payments”) if Employee executes and complies with the terms of this Agreement; and

WHEREAS, Employee acknowledges that the consideration received by Employee under the terms of the Amended Employment Agreement for the release and waiver contained herein is in addition to any consideration the Company is otherwise required to provide Employee.

(a)                                 General Release by Employee.  Employee individually and on behalf of his heirs, personal representatives, successors and assigns, hereby forever releases, waives and discharges the Company and any parent, subsidiary or otherwise affiliated corporation, partnership, firm or business, and their respective present and former directors, officers, shareholders, owners, managers, supervisors, employees, partners, attorneys, agents and representatives, and their respective successors, heirs and assigns (jointly and severally referred to as “Releasees”), from any and all actions, causes of action, claims, charges, demands, losses, damages, costs, attorneys’ fees, judgments, liens, indebtedness and liabilities of every kind and character, if any, whether known or unknown, suspected or unsuspected, that Employee may have or claim to have, in any way relating to and/or arising out of any event or act of omission or commission occurring prior to Employee’s execution of this Agreement, or in any way relating to or arising out of Employee’s employment or termination of employment with the Company and/or the Company’s conduct pursuant to this Agreement and/or any tort, statutory or contract claims Employee may have against any of the Releasees, arising or existing prior to the date of this Agreement (collectively, “Claims”), including but not limited to:

(i)                                     Claims arising under federal, state, or local laws prohibiting age, sex, sexual orientation, marital status, race, color, creed, disability, handicap, religion, national origin, or any other form of discrimination lawful off-duty conduct, or retaliation, including, but not limited to, the 1866 Civil Rights Act, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206(d), the Americans With Disabilities Act, 42 U.S.C. § 12101, and Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), including as amended by the Older Workers Benefit Protection Act of 1990, as amended (“OWBPA”), the Colorado Anti-Discrimination Act, as amended;

(ii)                                  Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.;

(iii)                               Claims arising under the Family and Medical Leave Act, as amended;

(iv)                              Claims arising under Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.;

(v)                                 Any and all common law claims such as wrongful discharge, violation of public policy, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with or breach of contract, fraud, misrepresentation, invasion of privacy, and retaliation, including retaliation and other common law claims;

(vi)                              Any and all claims for the following; money damages, including actual, compensatory, liquidated or punitive damages, equitable relief such as reinstatement or injunctive relief, front or back pay, wages, benefits, sick pay, vacation pay, liquidated damages, costs, interest, expenses, attorneys’ fees, or any other remedies; and

(vii)                           All other legal and equitable claims regarding Employee’s employment with the Company or the termination of said employment.

(b)                                 Release and Waiver of Rights under ADEA.  Employee recognizes and agrees that under the terms and provisions of this Agreement, he is releasing and waiving rights he may have to pursue any claims against the Company and/or Releasees arising under the ADEA.  In connection with his waiver of those rights, Employee specifically acknowledges the following:

(i)                                     Employee has been given a period of twenty-one (21) days to review and consider this Agreement before signing it.  Employee further understands that he may use as much of the twenty-one (21) day period as he wishes prior to signing and is free to sign the Agreement before the expiration of the twenty-one (21) day period.  Employee also understands that if he does not execute the Agreement within the twenty-one (21) day period, none of the parties hereto shall have any rights or obligations under this Agreement;

(ii)                                  Employee was advised in writing that he has the right to and may consult with an attorney before executing this Agreement.  Employee has had the opportunity to consult with his attorneys about the Agreement and he has exercised his right to do so;

(iii)                               Employee understands that he must knowingly and voluntarily accept the terms of this Agreement before signing the Agreement;

(iv)                              Employee has seven (7) days following execution of this Agreement to revoke the Agreement.  The Agreement will not become effective or enforceable until the expiration of the seven (7) day revocation period.  To revoke the Agreement, Employee must advise the Company in writing of his election to do so before the expiration of the seven (7) day revocation period and by addressing his notice of revocation to: Lisa Jacoba, CPI Card Group Inc., 10026 West San Juan Way, Suite 200 Littleton, CO 80127.  The effective date of this Agreement shall be the eighth (8th) calendar day after Employee has executed the Agreement, provided that he has not revoked the Agreement as described in this paragraph;

(v)                                 Employee is specifically releasing, among other potential causes of action, any claims he may have against the Company arising under the ADEA and all amendments thereto;

(vi)                              Employee is not waiving or relinquishing any rights or claims he may have against the Company that arise after the date this Agreement is executed;

(vii)                           The consideration given for this waiver and release is in addition to anything of value to which Employee is already entitled; and

(viii)                        This Agreement is intended by the parties hereto to comply with the terms and provisions of the OWBPA and all amendments thereto.

(c)                                  Representations of Employee.  Employee represents that Employee has been given an adequate opportunity to advise the Corporation’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Employee is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Corporation or any Affiliate.  Employee further represents that Employee is not aware of any existing or threatened claims, charges, or lawsuits that he/she has not disclosed to the Corporation.

By signing this Agreement, Employee represents that he has not filed any complaint, charge, or lawsuit against any or all of the Releasees, and has not raised any Claims with a court or government agency.  Employee agrees that Employee is not entitled to any remedy or relief if Employee were to pursue with or before any federal, state or other governmental authority or court any Claim against any of the Releasees, relating to any of the matters released hereby.  If the release with respect to any of the foregoing released claims is deemed to be invalid, unenforceable, or illegal, then the court making such determination shall reduce the effect of the release to be the minimum extent necessary in order to preserve the enforceability of the remainder of the release.

(d)                                 Reservation of Rights.  Nothing in this Agreement or the Employment Agreement is intended or should be construed to prevent Employee from exercising his rights to file a charge with, provide accurate information to or to cooperate with or participate in an investigation or proceeding conducted by any governmental, regulatory or administrative agency or from complying with compulsory legal process or legally required disclosure obligation; provided, however, that Employee waives and agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by Employee or anyone else on behalf of Employee for any released Claims.  Further, claims challenging the validity of this Agreement under the ADEA, as amended by the OWBPA, are not released.  This release shall not release the Releasees or any of them from any Claim that by law cannot be waived or released, from any rights Employee may have with respect to his outstanding equity grants, from any rights to indemnification Employee may have under the Amended Employment Agreement, the common law, applicable policies of insurance, or the articles of incorporation and bylaws of the Company or similar governing documents, nor shall it release the Company from its obligations under this Agreement (which, for the avoidance of doubt, include the Company’s obligation under the Amended Employment Agreement to provide the payments that are conditioned on the return of this Agreement).

(e)                                  Unemployment.  The Company agrees not to contest any unemployment benefits to which Employee may be entitled.

(f)                                   Authority to Release.  Employee hereby warrants that he has not assigned or transferred to any person any portion of any Claim that is released, waived, and discharged in Sections (a) or (b) above.

(g)                                  Severability.  If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

(h)                                 Governing Law.  This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.  The Company and Employee agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and Employee and hereby submit and consent to said jurisdiction and venue.

(i)                                     Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.  A signature hereon sent by facsimile or other electronic means shall be as effective as an original signature.

PLEASE READ CAREFULLY.  THIS
AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

COMPANY:	EMPLOYEE:
CPI CARD GROUP INC.

By:	Steve Montross
Name:	Address:
Title:

Fax: